Exhibit 10.24
THIRD AMENDMENT TO THE
AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
NHP/PMB L.P.
          This THIRD AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NHP/PMB L.P., dated as of February 1, 2010 (this “Amendment”), is being executed by NHP/PMB GP LLC, a Delaware limited liability company (the “General Partner”), as the general partner of NHP/PMB L.P., a Delaware limited partnership (the “Partnership”). Capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Partnership Agreement (as defined below).
          WHEREAS, the General Partner, the Limited Partners and Nationwide Health Properties, Inc., a Maryland corporation (for the sole purpose of agreeing to the provisions of Article XVI thereof) entered into that certain Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., dated as of April 1, 2008, as amended by the First Amendment thereto, dated as of May 12, 2008, and the Second Amendment thereto, dated as of February 9, 2009 (as so amended, the “Partnership Agreement”); and
          WHEREAS, the General Partner has proposed this amendment of the Partnership Agreement, and Limited Partners holding a majority of the outstanding Class A Partnership Units (or their attorney-in-fact) held by all Limited Partners have approved or consented to it pursuant to Section 14.2 of the Partnership Agreement.
          NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	Amendment to Definition of “Adjustment Factor.” Section 1.6 of the Partnership Agreement is hereby amended to delete the words, “after the date of the Contribution Agreement” and insert, in lieu thereof, the words, “after April 1, 2008.”

2.	Amendment to Definition of “Contribution Agreement.” Section 1.30 of the Partnership Agreement is hereby amended to read in its entirety as follows:
     “Section 1.30 “Contribution Agreement” means (i) the Formation and Contribution Agreement and Joint Escrow Instructions, dated as of February 25, 2008, by and among NHP, as NHP, the Partnership, as Transferee, and the Persons named therein as Transferors, (ii) the Option Agreement, dated as of July 8, 2008, by and between NHP and PMB Pomona LLC, (iii) the Limited Liability Company Agreement of NHP/PMB Gilbert LLC, a Delaware limited liability company, and (iv) the Limited Liability Company Agreement of NHP/PMB Pasadena LLC, a Delaware limited liability company, in each case, as it may be amended, supplemented or restated from time to time in accordance with its terms.”

3.	Amendment to Allocations of Net Income and Net Loss. Section 6.1 of the Partnership Agreement is hereby amended to read in its entirety as follows:
     “Section 6.1 Allocations of Net Income and Net Loss
     Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each taxable year or other period of the Partnership as of the end of such year or period. Except as otherwise provided in this Article VI or in Exhibit C of this Agreement (a) to the extent possible, any items of income, gain, loss or deduction that are allocated pursuant to Section 6.1(a)(i)(B) shall be of the same character as the items of Net Loss being offset; (b) an allocation to a Partner of a share of Net Income under Section 6.1(a)(i)(A) and (C) shall be treated as (i) first an allocation of items of income, gain, loss or deduction that are taken into account in computing Net Income other than such items relating to or generated by a taxable disposition of any Property, and (ii) second (if necessary) as an allocation of items of income, gain, loss or deduction that are taken into account in computing Net Income that are related to or generated by a taxable disposition of any Property; (c) subject to the foregoing, an allocation to a Partner of a share of Net Income or Net Loss (or such portion of Net Income as described above) shall be treated as the same share of each item of income gain, loss or deduction that is taken into account in computing Net Income or Net Loss (or such portion of Net Income). For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Net Income and Net Loss of the Partnership shall be allocated among the General and Limited Partners in each taxable year (or portion thereof) as provided below.
     (a) Except as provided in Section 6.1(b) below:
     (i) Net Income or Allocable Net Income shall be allocated as follows:
     (A) First, Allocable Net Income to the holders of Class A Partnership Units and the Class B Partnership Units in an amount that will cause such allocation, together with the amount of all previous allocations of Allocable Net Income pursuant to this
Section 6.1(a)(i)(A), to be in proportion to and to the extent of cumulative distributions received by such Partners pursuant to Sections 5.1 and 5.4 for the current and all prior taxable years;
     (B) Second, any remaining Net Income to holders of Class A Partnership Units and Class B Partnership Units in proportion to, and to the extent that, the amount of cumulative Net Loss previously allocated to such Partners exceeds the cumulative amount of Net Income previously allocated to such Partners pursuant to this Section 6.1(a)(i)(B); and

     (C) Third, any remaining Net Income (i) 100% to holders of Class B Partnership Units to the extent such Net Income relates to or is generated by a taxable disposition of any Property, and (ii) with respect to all other Net Income, 99% to the holders of Class B Partnership Units and 1% to the holders of Class A Partnership Units, on a pari passu basis.
     (ii) After the allocation of Allocable Net Income pursuant to Section 6.1(a)(i), Net Loss for a particular period shall be allocated 99% to the holders of Class B Partnership Units and 1% to the holders of Class A Partnership Units, on a pari passu basis.
(b) If a Liquidating Event occurs in a Partnership taxable year, Net Income or Net Loss (or, if necessary, separate items of income, gain, loss and deduction) for such taxable year and any prior taxable years (to the extent permitted by Section 761(c) of the Code) shall be allocated among the Partners in such amounts as will cause, to the greatest extent possible, the distributions to the Partners pursuant to Section 13.2(a)(iii) to be made in accordance with the Liquidating Distribution Priority. If the Carrying Values of the Partnership’s assets are adjusted in accordance with subparagraph (b) of the definition of “Carrying Value,” after all other items of income or loss are allocated pursuant to Section 6.1(a) above, such adjustments shall be allocated in accordance with this Section 6.1(b).
     (c) As used in this Section 6.1, the following terms shall have the respective meanings set forth below:
     (i) “Allocable Net Income” means, for any taxable period, an amount equal to the Partnership’s Net Income or Net Loss for such year or period computed without regard to the following items:
     (A) Loss resulting from any disposition of Partnership property, including amounts described in paragraph (c) and paragraph (f) of the definition of “Net Income”; and
     (B) Depreciation; provided, however, (x) that Allocable Net Income of the Partnership for any taxable period, shall be limited to and shall not exceed the Partnership’s Taxable Income for such taxable period; and (y) if Allocable Net Income is a negative number, it shall be treated as zero.
     (ii) “Taxable Income” means, for any taxable period, an amount equal to the Partnership’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss).
4.	Applicable Law. This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

5.	Effect of Amendment. In the event of any inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the terms of this Amendment shall prevail.

6.	Ratification. Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed.
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          IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

NHP/PMB GP LLC, a Delaware limited liability company

By:	NHP OPERATING PARTNERSHIP L.P.,
its sole member

By:	NHP GP LLC,
its general partner

By:	NATIONWIDE HEALTH PROPERTIES, INC.,
its sole member

By:	/s/ Abdo H. Khoury

	Name:	Abdo H. Khoury
	Title:	Chief Financial & Portfolio Officer Executive Vice President